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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

     Investor Contact:
     Steven Kaplan, 972/443-5115
     skaplan@healthaxis.com





Healthaxis Issues Preferred Stock to Debenture Holders
                  Extinguishes $27.50 million of Long-Term Debt

IRVING, TX (July 31, 2002) - Healthaxis (Nasdaq: HAXS) today announced that it has extinguished the Company's $27.5 million of long-term convertible debentures. The Company has issued shares of a new Series A convertible preferred stock to the debenture holders in combination with a cash payment of $4.0 million in exchange for the cancellation of the debentures. The transaction is expected to result in a reported third quarter 2002 gain on debt extinguishment for the Company of between $16.0 and $18.0 million.

The preferred stock, designated Series A, is convertible into common stock at a price of $2.625, and carries a fixed dividend rate of 2% per annum, payable semi-annually. As more fully described in the definitive documents to be filed with the SEC, the preferred stock contains, among other things, provisions providing the holders a preference in dividends and liquidation at the stock's stated value, and contains covenants and obligations to which the Company must adhere. The holders of the preferred stock do not have general voting rights, although they do have the right to vote separately as a class in certain circumstances. The stock will be reported as permanent equity on the Company's balance sheet.

Commenting on the exchange, James W. McLane, Chairman, President and Chief Executive Officer of Healthaxis said "The issuance of this preferred stock and the corresponding extinguishment of our long-term debt is a significant step forward in our continuing efforts to strengthen the capital structure of Healthaxis. This transaction will increase shareholders' equity by over $23.0 million to a total amount approaching $38.0 million, while simultaneously eliminating all of the company's long-term debt. We believe that the existence of the long-term debt was a negative factor in the minds of our existing customers, potential customers and our




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shareholders. By converting the debt to equity, we address those concerns."

About Healthaxis

Healthaxis (NASDAQ: HAXS) develops, implements, and operates web-enabled information solutions exclusively for health insurance companies, third party administrators (TPAs), intermediaries and employers with self-funded benefit plans. The company's products and services enable clients to use both new and legacy systems to solve unique business problems and create competitive advantage in today's and tomorrow's marketplace. Healthaxis is built around a strong professional team that understands the payer world, combining extensive insurance industry and technical experience. Through readily configurable products, such as eHealthTalk, WebAxis, Insur-Claims, Insur-Admin, Broker Distribution, Retail Distribution, Self Service, Rating and Product Definition, Online Enrollment Solutions and Imaging and Data Capture, Healthaxis brings HIPAA-compliant answers to real-world requirements in distribution and sales, eligibility and enrollment, processing, administration and connectivity. For information on Healthaxis products and services, call (800) 519-0679 or visit www.healthaxis.com. For investor information, call (972) 443-5115.

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Note on Forward-looking Statements: Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and earnings growth and profitability, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Business-Risk Factors" in our Form 10-K for the year ended December 31, 2001. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.